Exhibit 99.1

COMERICA REPORTS FIRST QUARTER 2010 RESULTS

Continued Improvement in Credit Quality
Significant Declines in Net Charge-offs, Provision for Loan Losses

Net Interest Margin Expands 24 Basis Points

Full Preferred Stock Redemption and Preferred Dividends Reduce Earnings by 79 Cents Per Share

Strong Capital and Liquidity to Support Future Growth

DALLAS/April 21, 2010 — Comerica Incorporated (NYSE: CMA) today reported first quarter 2010 net income of $52 million, compared to a net loss of $29 million for the fourth quarter 2009.  After preferred dividends on the fully redeemed $2.25 billion of preferred stock issued to the U.S. Treasury under its Capital Purchase Program of $123 million, or $0.79 per share, the net loss attributable to common shares was $71 million, or $0.46 per diluted common share, compared to a net loss per diluted common share of $0.42 for the fourth quarter 2009.  Preferred dividends included $24 million of cash dividends, non-cash discount accretion of $5 million and a one-time, non-cash charge of $94 million related to the full redemption of the preferred stock in March 2010. First quarter 2010 net income also included a $17 million after-tax gain from the cash settlement of a note receivable related to the 2006 sale of an investment advisory subsidiary, recorded in “income from discontinued operations, net of tax.”

(dollar amounts in millions, except per share data)	1st Qtr ‘10		4th Qtr ‘09	1st Qtr ‘09
Net interest income	$415		$396	$384
Provision for loan losses	175		256	203
Noninterest income	194		214	223
Noninterest expenses	404		425	397

Income (loss) from continuing operations, net of tax	35		(29)	8
Income from discontinued operations, net of tax	17		—	1
Net income (loss)	52		(29)	9
Preferred stock dividends to U.S. Treasury (a)	123		33	33
Net loss attributable to common shares	(71)		(62)	(24)

Diluted loss per common share	(0.46)		(0.42)	(0.16)

Tier 1 capital ratio	10.40	% (b)	12.46%	11.06%
Tangible common equity ratio (c)	9.68		7.99	7.27

Net interest margin	3.18		2.94	2.53

(a) First quarter 2010 included non-cash charges of $99 million.

(b) March 31, 2010 ratio is estimated.

(c) See Reconciliation of Non-GAAP Financial Measures.

“The encouraging signs we saw in the fourth quarter of 2009 continued in the first quarter of 2010,” said Ralph W. Babb Jr., chairman and chief executive officer.  “Our credit quality continued to improve, reflecting the strong credit underwriting and processes we have in place.  Our net interest margin expanded further in the first quarter.  We fully redeemed the preferred stock issued to the U.S. Treasury and with our solid capital position and strong liquidity are ideally positioned for future growth.  We have a consistent strategy for success that is based on relationships and skill, with a dedicated workforce to deliver the quality products and services that are our hallmark.

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“Our customers continue to convey a more positive and upbeat tone, and this is reflected in the increased number of loans in the pipeline.  The decline in loan outstandings we saw in the fourth quarter of 2009 slowed further in the first quarter of 2010, and the pace of decline moderated in each successive month of the first quarter. All of these positive trends lead us to believe our operating fundamentals will show improvement in 2010.  We are moving forward with confidence in our people and our ability to grow as the economy continues its recovery.”

First Quarter 2010 Highlights Compared to Fourth Quarter 2009

•                  Net interest income increased five percent, or $19 million, to $415 million for the first quarter 2010 compared to $396 million for the fourth quarter 2009. The net interest margin of 3.18 percent increased 24 basis points, from 2.94 percent in the fourth quarter 2009.

•                  Net credit-related charge-offs decreased $52 million to $173 million, or 1.68 percent of average total loans, for the first quarter 2010, compared to $225 million, or 2.10 percent of average total loans, for the fourth quarter 2009.

•                  The provision for credit losses decreased $77 million to $182 million for the first quarter 2010, compared to $259 million for the fourth quarter 2009.

•                  In March 2010, Comerica fully redeemed $2.25 billion of preferred stock issued to the U.S. Treasury. The redemption was funded by the net proceeds from an $880 million common stock offering completed in March 2010 and from excess liquidity at the parent company. Liquidity at the parent company remained strong after the redemption of the preferred stock.

•                  The tangible common equity ratio was 9.68 percent at March 31, 2010, an increase of 169 basis points from December 31, 2009. The estimated Tier 1 common ratio was 9.58 percent and the estimated Tier 1 capital ratio was 10.40 percent at March 31, 2010, an increase of 140 basis points and a decrease of 206 basis points, respectively, from December 31, 2009.

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income	$415	$396	$384

Net interest margin	3.18%	2.94%	2.53%

Selected average balances:
Total earning assets	$52,941	$53,953	$61,752
Total investment securities	7,382	8,587	10,126
Federal Reserve Bank deposits (excess liquidity) (a)	4,092	2,453	1,812
Total loans	41,313	42,753	49,556

Total core deposits (b)	37,236	36,742	33,832
Total noninterest-bearing deposits	14,624	14,430	11,364

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) Core deposits exclude other time deposits and foreign office time deposits.

•                  The $19 million increase in net interest income in the first quarter 2010, when compared to fourth quarter 2009, resulted primarily from an increase in the net interest margin.

•                  The net interest margin of 3.18 percent increased 24 basis points, compared to fourth quarter 2009, primarily from improved loan spreads, a less costly blend of core deposits, and maturing higher-cost wholesale funding. The net interest margin was reduced by approximately 24 basis points in the first quarter 2010 from excess liquidity, which was represented by $4.1 billion of average balances deposited with the Federal Reserve Bank, compared to a reduction of 13 basis points from $2.5 billion of average balances in the fourth quarter 2009. At March 31, 2010, excess liquidity was represented by $3.8 billion of balances deposited with the Federal Reserve Bank, compared to $4.8 billion at December 31, 2009.

•                  Average earning assets decreased $1.0 billion, due to a $1.4 billion decrease in average loans, partially offset by an increase of $428 million in other earning assets. The decline in loans of $1.4 billion in the first quarter 2010 continued to slow, compared to declines of $2.0 billion and $2.9 billion in the fourth quarter and third quarters of 2009, respectively, and reflected subdued demand from customers in a modestly recovering economic environment.

•                  First quarter 2010 average core deposits increased $494 million compared to fourth quarter 2009, including a $942 million increase in money market and NOW deposits and a $194 million increase in noninterest-bearing deposits, partially offset by a $650 million decrease in higher-cost customer certificates of deposit.

Noninterest Income

Noninterest income was $194 million for the first quarter 2010, compared to $214 million for the fourth quarter 2009. The $20 million decrease in noninterest income in the first quarter 2010, compared to the fourth quarter 2009, reflected an $8 million decrease in net securities gains, a $6 million decrease in gains related to the repurchase of debt and small decreases in several categories of noninterest income.

Noninterest Expenses

Noninterest expenses were $404 million for the first quarter 2010, compared to $425 million for the fourth quarter 2009. The $21 million decrease in noninterest expenses in the first quarter 2010, compared to the fourth quarter 2009, was primarily due to decreases in other real estate expense ($10 million), pension expense ($9 million) and salaries expense ($5 million), partially offset by an increase in the provision for credit losses on lending-related commitments ($4 million).  Full-time equivalent staff decreased by approximately 115 employees from December 31, 2009 and 481 employees, or five percent, from March 31, 2009.  Certain categories of noninterest expenses are highlighted in the table below.

	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Salaries	$169	$174	$171
Employee benefits
Pension expense	5	14	16
Other benefits	39	37	39
Total employee benefits	44	51	55

Other real estate expense	12	22	7
Provision for credit losses on lending-related commitments	7	3	(1)

Discontinued Operations

Income from discontinued operations in the first quarter 2010 included a $17 million after-tax gain resulting from a successfully negotiated cash settlement of a note receivable related to the 2006 sale of Munder Capital Management, an investment advisor. The cash received of $35 million paid the note in full and concluded our commitments and financial arrangements with Munder.

Credit Quality

“We were pleased that credit quality improved at a faster pace than we had expected.  This reflects our continued efforts to quickly and proactively identify and work through problem loans.  We saw broad-based improvement in credit quality across all business lines, including significant declines in net charge-offs and provision for loan losses.  The Commercial Real Estate business line experienced an increase in net charge-offs but saw declines in nonperforming and watch list loans.  We have updated our credit outlook for full-year 2010 to reflect the significant improvement we saw in the first quarter.”

•                  The provision for loan losses decreased $81 million, with declines in all major markets.

•                  Net loan charge-offs decreased $51 million to $173 million in the first quarter 2010, from $224 million in the fourth quarter 2009. Excluding the Commercial Real Estate business line, net loan charge-offs decreased $75 million, primarily in the Middle Market and Global Corporate Banking business lines. Net loan charge-offs in the Commercial Real Estate business line in the first quarter 2010 increased to $86 million, from $62 million in the fourth quarter 2009, with increases in the Texas, Florida and Other markets partially offset by decreases in the Midwest and Western markets.

•                  Nonperforming assets decreased $41 million to $1.3 billion, or 3.06 percent of total loans and foreclosed property, at March 31, 2010.

•                  During the first quarter 2010, $245 million of loan relationships greater than $2 million were transferred to nonaccrual status, a decrease of $21 million from the fourth quarter 2009.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the first quarter 2010, $129 million were in the Commercial Real Estate business line and $63 million were in Middle Market.

•                  Nonaccrual loans were charged down 44 percent as of March 31, 2010 and December 31, 2009, compared to 36 percent one year ago.

•                  Foreclosed property decreased $22 million to $89 million at March 31, 2010, from $111 million at December 31, 2009.

•                  Loans past due 90 days or more and still accruing were $83 million at March 31, 2010, a decrease of $18 million compared to December 31, 2009.

•                  The allowance for loan losses to total loans ratio increased to 2.42 percent at March 31, 2010, from 2.34 percent at December 31, 2009.

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net loan charge-offs	$173	$224	$157
Net lending-related commitment charge-offs	—	1	—
Total net credit-related charge-offs	173	225	157
Net loan charge-offs/Average total loans	1.68%	2.09%	1.26%
Net credit-related charge-offs/Average total loans	1.68	2.10	1.26

Provision for loan losses	$175	$256	$203
Provision for credit losses on lending-related commitments	7	3	(1)
Total provision for credit losses	182	259	202

Nonperforming loans	1,162	1,181	982
Nonperforming assets (NPAs)	1,251	1,292	1,073
NPAs/Total loans and foreclosed property	3.06%	3.06%	2.20%

Loans past due 90 days or more and still accruing	$83	$101	$207

Allowance for loan losses	987	985	816
Allowance for credit losses on lending-related commitments (a)	44	37	37
Total allowance for credit losses	1,031	1,022	853
Allowance for loan losses/Total loans	2.42%	2.34%	1.68%
Allowance for loan losses/Nonperforming loans	85	83	83

(a) Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $57.1 billion and $5.7 billion, respectively, at March 31, 2010, compared to $59.2 billion and $4.9 billion, respectively, at December 31, 2009. There were approximately 176 million common shares outstanding at March 31, 2010.

In March 2010, Comerica fully redeemed $2.25 billion of preferred stock issued to the U.S. Treasury. The redemption was partially funded by the net proceeds from an $880 million common stock offering. Preferred stock dividends in the first quarter 2010 included cash dividends of $24 million, non-cash discount accretion of $5 million and a one-time, non-cash redemption charge of $94 million, reflecting the accelerated accretion of the remaining discount. Comerica elected not to repurchase a related warrant for 11.5 million shares of common stock issued to the U.S. Treasury.

Comerica’s tangible common equity ratio was 9.68 percent at March 31, 2010, an increase of 169 basis points from December 31, 2009. The estimated Tier 1 common ratio was 9.58 percent and the estimated Tier 1 capital ratio was 10.40 percent at March 31, 2010, an increase of 140 basis points and a decrease of 206 basis points, respectively, from December 31, 2009.  The increase in the tangible common equity ratio and the estimated Tier 1 common ratio reflected the increase in common shareholders’ equity from the common stock offering, while the decrease in the estimated Tier 1 capital ratio reflected the net decrease in total shareholders’ equity after the redemption of the preferred stock.

Full-Year 2010 Outlook

For full-year 2010, management expects the following, based on a modestly improving economic environment.

•                  Management expects low single-digit loan growth from period-end March 31, 2010 to period-end December 31, 2010.  Investment securities are expected to remain at a level similar to March 31, 2010.

•                  Based on no increase in the Federal Funds rate, management expects an average net interest margin between 3.25 percent and 3.35 percent for full-year 2010, reflecting the benefit, compared to 2009, from improved loan pricing, lower funding costs and a lower level of excess liquidity.

•                  Management expects net credit-related charge-offs between $675 million and $725 million for full-year 2010. The provision for credit losses is expected to be consistent with net credit-related charge-offs.

•                  Management expects flat to low single-digit decline in noninterest income compared to 2009, after excluding $243 million of 2009 net securities gains.

•                  Management expects a low single-digit decrease in noninterest expenses compared to 2009.

•                  Management expects income tax expense to approximate 35 percent of income before income taxes less approximately $60 million of permanent differences related to low-income housing and bank-owned life insurance.

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at March 31, 2010 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2010 results compared to fourth quarter 2009.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Business Bank	$89	$65	$56
Retail Bank	(7)	(12)	(7)
Wealth & Institutional Management	11	5	13
	93	58	62
Finance	(59)	(62)	(50)
Other (a)	18	(25)	(3)
Total	$52	$(29)	$9

(a) Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$341	$343	$312
Provision for loan losses	137	179	177
Noninterest income	76	77	93
Noninterest expenses	162	165	157
Net income	89	65	56

Net credit-related charge-offs	137	183	123

Selected average balances:
Assets	31,293	32,655	39,505
Loans	30,918	32,289	38,527
Deposits	17,750	16,944	14,040

Net interest margin	4.48%	4.21%	3.28%

•                  Average loans decreased $1.4 billion, reflecting declines across all markets and all business lines except National Dealer Services. The decline in loans slowed in the first quarter 2010.

•                  Average deposits increased $806 million, reflecting increases across all markets, primarily in Global Corporate Banking, Commercial Real Estate and Mortgage Banker Finance.

•                  The net interest margin of 4.48 percent increased 27 basis points, primarily due to an increase in loan spreads and an increase in noninterest-bearing deposits.

•                  The provision for loan losses decreased $42 million, reflecting decreases in most business lines, partially offset by increases in Middle Market and Commercial Real Estate.

•                  Noninterest expenses decreased $3 million, primarily due to decreases in other real estate and salaries and employee benefits expense, partially offset by an increase in the provision for credit losses on lending-related commitments.

Retail Bank

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$130	$129	$126
Provision for loan losses	31	36	23
Noninterest income	44	48	46
Noninterest expenses	154	161	161
Net loss	(7)	(12)	(7)

Net credit-related charge-offs	26	30	26

Selected average balances:
Assets	6,106	6,257	6,875
Loans	5,599	5,733	6,284
Deposits	16,718	17,020	17,391

Net interest margin	3.18%	3.02%	2.93%

•                  Average loans decreased $134 million, across all markets. The decline in loans slowed in the first quarter 2010.

•                  Average deposits decreased $302 million, primarily in the Midwest market, reflecting a decrease in higher-cost customer certificates of deposit, partially offset by an increase in money market and NOW deposits.

•                  The net interest margin of 3.18 percent increased 16 basis points, due to an increase in loan spreads and an increase in deposit spreads related to maturing higher-cost customer certificates of deposit and an increase in NOW balances.

•                  The provision for loan losses decreased $5 million.

•                  Noninterest income decreased $4 million, primarily due to decreased service charges on deposit accounts.

•                  Noninterest expenses decreased $7 million, primarily due to decreases in salaries and employee benefits expense and other real estate expense.

Wealth and Institutional Management

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$42	$42	$36
Provision for loan losses	12	19	10
Noninterest income	60	60	70
Noninterest expenses	73	76	75
Net income	11	5	13

Net credit-related charge-offs	10	12	8

Selected average balances:
Assets	4,862	4,841	4,870
Loans	4,789	4,746	4,750
Deposits	2,791	2,849	2,429

Net interest margin	3.53%	3.50%	3.11%

•                  Average loans increased $43 million.

•                  Average deposits decreased $58 million, primarily in the Western market, reflecting decreases in noninterest-bearing deposits, money market deposits and higher-cost customer certificates of deposit, partially offset by an increase in NOW deposits.

•                  The net interest margin of 3.53 percent increased three basis points, primarily due to increases in loan and deposit spreads.

•                  The provision for loan losses decreased $7 million.

•                  Noninterest expenses decreased $3 million, primarily due to a decrease in salaries and employee benefits expense.

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at March 31, 2010 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2010 results compared to fourth quarter 2009.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Midwest	$26	$12	$29
Western	22	7	(7)
Texas	14	13	15
Florida	1	3	(6)
Other Markets	16	23	22
International	14	—	9
	93	58	62
Finance & Other Businesses (a)	(41)	(87)	(53)
Total	$52	$(29)	$9

(a) Includes discontinued operations and items not directly associated with the geographic markets.

Midwest Market

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$205	$205	$194
Provision for loan losses	81	101	83
Noninterest income	102	106	127
Noninterest expenses	186	194	194
Net income	26	12	29

Net credit-related charge-offs	55	97	54

Selected average balances:
Assets	15,573	16,090	19,139
Loans	15,332	15,811	18,267
Deposits	17,068	17,200	16,697

Net interest margin	4.86%	4.73%	4.30%

•                  Average loans decreased $479 million, reflecting declines across most business lines. The decline in loans slowed in the first quarter 2010.

•                  Average deposits decreased $132 million, due to a decrease in the Retail Bank, partially offset by an increase in Global Corporate Banking.

•                  The net interest margin of 4.86 percent increased 13 basis points, primarily due to an increase in loan spreads and an increase in deposit spreads related to maturing higher-cost customer certificates of deposit and an increase in money market and NOW deposits.

•                  The provision for loan losses decreased $20 million, primarily due to decreases in Leasing and Personal Banking.

•                  Noninterest income decreased $4 million, reflecting small decreases in several categories.

•                  Noninterest expenses decreased $8 million, due to decreases in salaries and employee benefits expense and other real estate expense, partially offset by an increase in the provision for credit losses on lending-related commitments.

Western Market

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$161	$163	$146
Provision for loan losses	59	79	88
Noninterest income	36	33	36
Noninterest expenses	105	110	104
Net income (loss)	22	7	(7)

Net credit-related charge-offs	64	85	76

Selected average balances:
Assets	13,175	13,484	15,443
Loans	12,980	13,289	15,253
Deposits	11,927	11,899	10,640

Net interest margin	5.04%	4.85%	3.91%

•                  Average loans decreased $309 million, primarily due to declines in Commercial Real Estate, Technology and Life Sciences and Middle Market.  The decline in loans slowed in the first quarter 2010.

•                  Average deposits increased $28 million, primarily due to increases in Commercial Real Estate and Technology and Life Sciences, partially offset by a decrease in the Financial Services Division.

•                  The net interest margin of 5.04 percent increased 19 basis points, primarily due to an increase in loan spreads and an increase in deposit spreads related to maturing higher-cost customer certificates of deposit and an increase in NOW balances.

•                  The provision for loan losses decreased $20 million, reflecting decreases in Global Corporate Banking, Commercial Real Estate, Technology and Life Sciences, National Dealer Services and Leasing, partially offset by increased provisions for Middle Market, Specialty Businesses and Personal Banking.

•                  Noninterest income increased $3 million, primarily due to an increase in commercial lending fees

•                  Noninterest expenses decreased $5 million, primarily due to decreases in other real estate expense, net occupancy expense and salaries and employee benefits expense.

Texas Market

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$79	$78	$70
Provision for loan losses	17	20	9
Noninterest income	20	23	21
Noninterest expenses	60	61	58
Net income	14	13	15

Total net credit-related charge-offs	25	13	8

Selected average balances:
Assets	6,892	7,118	8,069
Loans	6,704	6,934	7,847
Deposits	4,957	4,737	4,198

Net interest margin	4.79%	4.46%	3.62%

•                  Average loans decreased $230 million, reflecting declines across all business lines.  The decline in loans slowed in the first quarter 2010.

•                  Average deposits increased $220 million, primarily due to an increase in Global Corporate Banking.

•                  The net interest margin of 4.79 percent increased 33 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in noninterest-bearing and NOW deposits.

•                  The provision for loan losses decreased $3 million, due to declines in Middle Market and Energy Lending, partially offset by an increase in Commercial Real Estate.

•                  Noninterest income decreased $3 million, partially due to a decrease in commercial lending fees.

Florida Market

(dollar amounts in millions)	1st Qtr ‘10	4th Qtr ‘09	1st Qtr ‘09
Net interest income (FTE)	$10	$10	$11
Provision for loan losses	3	—	15
Noninterest income	3	3	3
Noninterest expenses	9	9	8
Net income (loss)	1	3	(6)

Net credit-related charge-offs	10	4	12

Selected average balances:
Assets	1,576	1,608	1,869
Loans	1,576	1,613	1,878
Deposits	361	333	253

Net interest margin	2.54%	2.57%	2.31%

•                  Average loans decreased $37 million, primarily due to a decrease in Middle Market.  The decline in loans slowed in the first quarter 2010.

•                  Average deposits increased $28 million, primarily due to an increase in Global Corporate Banking.

•                  The net interest margin of 2.54 percent decreased three basis points.

•                  The provision for loan losses increased $3 million, primarily due to increases in Commercial Real Estate and Middle Market, partially offset by a decrease in Private Banking.

Conference Call and Webcast

Comerica will host a conference call to review first quarter 2010 financial results at 7 a.m. CT Wednesday, April 21, 2010. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 63304761). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through April 30, 2010. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 63304761). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, the effects of recently enacted legislation, actions taken by or proposed by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking and the Federal Deposit Insurance Corporation, legislation enacted in the future, and the impact and expiration of such legislation and regulatory actions, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 11 of Comerica’s Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Tracy Fralick
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2010	2009	2009
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net loss	$(0.46)	$(0.42)	$(0.16)
Cash dividends declared	0.05	0.05	0.05
Common shareholders’ equity (at period end)	32.15	32.27	33.40

Average diluted shares (in thousands)	155,155	149,445	149,257
KEY RATIOS
Return on average common shareholders’ equity	(5.61)%	(5.10)%	(1.90)%
Return on average assets	0.36	(0.19)	0.06
Tier 1 common capital ratio (a) (b)	9.58	8.18	7.32
Tier 1 risk-based capital ratio (b)	10.40	12.46	11.06
Total risk-based capital ratio (b)	14.93	16.93	15.36
Leverage ratio (b)	11.00	13.25	11.65
Tangible common equity ratio (a)	9.68	7.99	7.27
AVERAGE BALANCES
Commercial loans	$21,015	$21,971	$27,180
Real estate construction loans	3,386	3,703	4,510
Commercial mortgage loans	10,387	10,393	10,431
Residential mortgage loans	1,632	1,664	1,846
Consumer loans	2,481	2,517	2,574
Lease financing	1,130	1,181	1,300
International loans	1,282	1,324	1,715
Total loans	41,313	42,753	49,556

Earning assets	52,941	53,953	61,752
Total assets	57,519	58,396	66,737
Noninterest-bearing deposits	14,624	14,430	11,364
Interest-bearing core deposits	22,612	22,312	22,468
Total core deposits	37,236	36,742	33,832
Common shareholders’ equity	5,070	4,876	5,024
Total shareholders’ equity	6,864	7,024	7,155
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis)	$416	$398	$386
Fully taxable equivalent adjustment	1	2	2
Net interest margin	3.18%	2.94%	2.53%
CREDIT QUALITY
Nonaccrual loans	$1,145	$1,165	$982
Reduced-rate loans	17	16	—
Total nonperforming loans	1,162	1,181	982
Foreclosed property	89	111	91
Total nonperforming assets	1,251	1,292	1,073

Loans past due 90 days or more and still accruing	83	101	207

Gross loan charge-offs	184	232	161
Loan recoveries	11	8	4
Net loan charge-offs	173	224	157
Lending-related commitment charge-offs	—	1	—
Total net credit-related charge-offs	173	225	157

Allowance for loan losses	987	985	816
Allowance for credit losses on lending-related commitments	44	37	37
Total allowance for credit losses	1,031	1,022	853

Allowance for loan losses as a percentage of total loans	2.42%	2.34%	1.68%
Net loan charge-offs as a percentage of average total loans	1.68	2.09	1.26
Net credit-related charge-offs as a percentage of average total loans	1.68	2.10	1.26
Nonperforming assets as a percentage of total loans and foreclosed property	3.06	3.06	2.20
Allowance for loan losses as a percentage of total nonperforming loans	85	83	83

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) March 31, 2010 ratios are estimated.

CONSOLIDATED BALANCE SHEETS (unaudited)

Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2010	2009	2009

ASSETS
Cash and due from banks	$769	$774	$952

Interest-bearing deposits with banks	3,860	4,843	2,558
Other short-term investments	165	138	248

Investment securities available-for-sale	7,346	7,416	10,844

Commercial loans	20,756	21,690	26,431
Real estate construction loans	3,202	3,461	4,379
Commercial mortgage loans	10,358	10,457	10,514
Residential mortgage loans	1,631	1,651	1,836
Consumer loans	2,472	2,511	2,577
Lease financing	1,120	1,139	1,232
International loans	1,306	1,252	1,655
Total loans	40,845	42,161	48,624
Less allowance for loan losses	(987)	(985)	(816)
Net loans	39,858	41,176	47,808

Premises and equipment	637	644	676
Customers’ liability on acceptances outstanding	21	11	10
Accrued income and other assets	4,450	4,247	4,274
Total assets	$57,106	$59,249	$67,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$15,290	$15,871	$12,645

Money market and NOW deposits	16,009	14,450	12,240
Savings deposits	1,462	1,342	1,328
Customer certificates of deposit	5,979	6,413	8,815
Other time deposits	814	1,047	6,372
Foreign office time deposits	412	542	494
Total interest-bearing deposits	24,676	23,794	29,249
Total deposits	39,966	39,665	41,894

Short-term borrowings	489	462	2,207
Acceptances outstanding	21	11	10
Accrued expenses and other liabilities	1,047	1,022	1,464
Medium- and long-term debt	9,915	11,060	14,612
Total liabilities	51,438	52,220	60,187

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares at 12/31/09 and 3/31/09
Issued - 2,250,000 shares at 12/31/09 and 3/31/09	—	2,151	2,134
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 203,878,110 shares at 3/31/10 and 178,735,252 shares at 12/31/09 and 3/31/09	1,019	894	894
Capital surplus	1,468	740	727
Accumulated other comprehensive loss	(303)	(336)	(238)
Retained earnings	5,064	5,161	5,252
Less cost of common stock in treasury - 27,575,283 shares at 3/31/10, 27,555,623 shares at 12/31/09 and 27,580,899 shares at 3/31/09	(1,580)	(1,581)	(1,586)
Total shareholders’ equity	5,668	7,029	7,183
Total liabilities and shareholders’ equity	$57,106	$59,249	$67,370

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,
(in millions, except per share data)	2010	2009

INTEREST INCOME
Interest and fees on loans	$412	$452
Interest on investment securities	61	109
Interest on short-term investments	3	2
Total interest income	476	563

INTEREST EXPENSE
Interest on deposits	35	125
Interest on short-term borrowings	—	2
Interest on medium- and long-term debt	26	52
Total interest expense	61	179
Net interest income	415	384
Provision for loan losses	175	203
Net interest income after provision for loan losses	240	181

NONINTEREST INCOME
Service charges on deposit accounts	56	58
Fiduciary income	39	42
Commercial lending fees	22	18
Letter of credit fees	18	16
Card fees	13	12
Foreign exchange income	10	9
Bank-owned life insurance	8	8
Brokerage fees	6	9
Net securities gains	2	13
Other noninterest income	20	38
Total noninterest income	194	223

NONINTEREST EXPENSES
Salaries	169	171
Employee benefits	44	55
Total salaries and employee benefits	213	226
Net occupancy expense	42	41
Equipment expense	17	16
Outside processing fee expense	23	25
Software expense	22	20
FDIC insurance expense	17	15
Other real estate expense	12	7
Legal fees	9	7
Litigation and operational losses	1	2
Provision for credit losses on lending-related commitments	7	(1)
Other noninterest expenses	41	39
Total noninterest expenses	404	397
Income from continuing operations before income taxes	30	7
Provision (benefit) for income taxes	(5)	(1)
Income from continuing operations	35	8
Income from discontinued operations, net of tax	17	1
NET INCOME	52	9
Preferred stock dividends	123	33
Income allocated to participating securities	—	—
Net loss attributable to common shares	$(71)	$(24)

Basic earnings per common share:
Loss from continuing operations	$(0.57)	$(0.17)
Net loss	(0.46)	(0.16)

Diluted earnings per common share:
Loss from continuing operations	(0.57)	(0.17)
Net loss	(0.46)	(0.16)

Cash dividends declared on common stock	9	7
Cash dividends declared per common share	0.05	0.05

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2010 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2009		First Quarter 2009
(in millions, except per share data)	2010	2009	2009	2009	2009	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$412	$424	$444	$447	$452	$(12)	(3)%	$(40)	(9)%
Interest on investment securities	61	53	64	103	109	8	16	(48)	(44)
Interest on short-term investments	3	2	3	2	2	1	49	1	74
Total interest income	476	479	511	552	563	(3)	(1)	(87)	(15)

INTEREST EXPENSE
Interest on deposits	35	52	89	106	125	(17)	(30)	(90)	(72)
Interest on short-term borrowings	—	—	—	—	2	—	27	(2)	(96)
Interest on medium- and long-term debt	26	31	37	44	52	(5)	(19)	(26)	(51)
Total interest expense	61	83	126	150	179	(22)	(26)	(118)	(66)
Net interest income	415	396	385	402	384	19	5	31	8
Provision for loan losses	175	256	311	312	203	(81)	(32)	(28)	(14)
Net interest income after provision for loan losses	240	140	74	90	181	100	71	59	32

NONINTEREST INCOME
Service charges on deposit accounts	56	56	59	55	58	—	—	(2)	(3)
Fiduciary income	39	38	40	41	42	1	1	(3)	(7)
Commercial lending fees	22	21	21	19	18	1	2	4	21
Letter of credit fees	18	19	18	16	16	(1)	(3)	2	18
Card fees	13	14	13	12	12	(1)	(1)	1	14
Foreign exchange income	10	11	10	11	9	(1)	(7)	1	4
Bank-owned life insurance	8	9	8	10	8	(1)	(9)	—	—
Brokerage fees	6	7	7	8	9	(1)	(15)	(3)	(35)
Net securities gains	2	10	107	113	13	(8)	(81)	(11)	(86)
Other noninterest income	20	29	32	13	38	(9)	(33)	(18)	(48)
Total noninterest income	194	214	315	298	223	(20)	(9)	(29)	(13)

NONINTEREST EXPENSES
Salaries	169	174	171	171	171	(5)	(3)	(2)	(1)
Employee benefits	44	51	51	53	55	(7)	(14)	(11)	(20)
Total salaries and employee benefits	213	225	222	224	226	(12)	(6)	(13)	(6)
Net occupancy expense	42	43	40	38	41	(1)	(2)	1	2
Equipment expense	17	16	15	15	16	1	6	1	5
Outside processing fee expense	23	23	24	25	25	—	—	(2)	(8)
Software expense	22	23	21	20	20	(1)	(3)	2	10
FDIC insurance expense	17	15	15	45	15	2	11	2	11
Other real estate expense	12	22	10	9	7	(10)	(45)	5	80
Legal fees	9	12	8	10	7	(3)	(27)	2	18
Litigation and operational losses	1	3	3	2	2	(2)	(43)	(1)	(33)
Provision for credit losses on lending-related commitments	7	3	2	(4)	(1)	4	N/M	8	N/M
Other noninterest expenses	41	40	39	45	39	1	—	2	9
Total noninterest expenses	404	425	399	429	397	(21)	(5)	7	2
Income (loss) from continuing operations before income taxes	30	(71)	(10)	(41)	7	101	N/M	23	N/M
Provision (benefit) for income taxes	(5)	(42)	(29)	(59)	(1)	37	88	(4)	N/M
Income (loss) from continuing operations	35	(29)	19	18	8	64	N/M	27	N/M
Income from discontinued operations, net of tax	17	—	—	—	1	17	N/M	16	N/M
NET INCOME (LOSS)	52	(29)	19	18	9	81	N/M	43	N/M
Preferred stock dividends	123	33	34	34	33	90	N/M	90	N/M
Income allocated to participating securities	—	—	1	—	—	—	—	—	—
Net loss attributable to common shares	$(71)	$(62)	$(16)	$(16)	$(24)	$(9)	$(14)%	$(47)	N/M %

Basic earnings per common share:
Loss from continuing operations	$(0.57)	$(0.42)	$(0.10)	$(0.11)	$(0.17)	$(0.15)	(0.36)%	$(0.40)	N/M %
Net loss	(0.46)	(0.42)	(0.10)	(0.11)	(0.16)	(0.04)	(0.10)	(0.30)	N/M

Diluted earnings per common share:
Loss from continuing operations	(0.57)	(0.42)	(0.10)	(0.11)	(0.17)	(0.15)	(0.36)	(0.40)	N/M
Net loss	(0.46)	(0.42)	(0.10)	(0.11)	(0.16)	(0.04)	(0.10)	(0.30)	N/M

Cash dividends declared on common stock	9	8	7	8	7	1	17	2	18
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.05	—	—	—	—

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2010	2009
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance at beginning of period	$985	$953	$880	$816	$770
Loan charge-offs:
Commercial	49	113	113	88	61
Real estate construction:
Commercial Real Estate business line (a)	71	33	63	81	57
Other business lines (b)	3	—	1	—	—
Total real estate construction	74	33	64	81	57
Commercial mortgage:
Commercial Real Estate business line (a)	16	27	24	23	16
Other business lines (b)	28	25	15	23	18
Total commercial mortgage	44	52	39	46	34
Residential mortgage	2	6	11	2	2
Consumer	8	9	7	12	6
Lease financing	—	6	6	24	—
International	7	13	5	4	1
Total loan charge-offs	184	232	245	257	161

Recoveries on loans previously charged-off:
Commercial	7	7	3	5	3
Real estate construction	1	—	1	—	—
Commercial mortgage	3	1	—	2	—
Residential mortgage	—	—	—	—	—
Consumer	—	—	1	—	1
Lease financing	—	—	—	1	—
International	—	—	1	1	—
Total recoveries	11	8	6	9	4
Net loan charge-offs	173	224	239	248	157
Provision for loan losses	175	256	311	312	203
Foreign currency translation adjustment	—	—	1	—	—
Balance at end of period	$987	$985	$953	$880	$816

Allowance for loan losses as a percentage of total loans	2.42%	2.34%	2.19%	1.89%	1.68%

Net loan charge-offs as a percentage of average total loans	1.68	2.09	2.14	2.08	1.26

Net credit-related charge-offs as a percentage of average total loans	1.68	2.10	2.14	2.08	1.26

(a) Primarily charge-offs of loans to real estate investors and developers.

(b) Primarily charge-offs of loans secured by owner-occupied real estate.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2010	2009
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$37	$35	$33	$37	$38
Less: Charge-offs on lending-related commitments (a)	—	1	—	—	—
Add: Provision for credit losses on lending-related commitments	7	3	2	(4)	(1)
Balance at end of period	$44	$37	$35	$33	$37

Unfunded lending-related commitments sold	$—	$3	$1	$—	$—

(a) Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2010	2009
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$209	$238	$290	$327	$258
Real estate construction:
Commercial Real Estate business line (a)	516	507	542	472	426
Other business lines (b)	3	4	4	4	5
Total real estate construction	519	511	546	476	431
Commercial mortgage:
Commercial Real Estate business line (a)	105	127	137	134	131
Other business lines (b)	226	192	161	175	138
Total commercial mortgage	331	319	298	309	269
Residential mortgage	58	50	27	7	8
Consumer	13	12	8	7	8
Lease financing	11	13	18	—	2
International	4	22	7	4	6
Total nonaccrual loans	1,145	1,165	1,194	1,130	982
Reduced-rate loans	17	16	2	—	—
Total nonperforming loans	1,162	1,181	1,196	1,130	982
Foreclosed property	89	111	109	100	91
Total nonperforming assets	$1,251	$1,292	$1,305	$1,230	$1,073

Nonperforming loans as a percentage of total loans	2.85%	2.80%	2.74%	2.43%	2.02%
Nonperforming assets as a percentage of total loans and foreclosed property	3.06	3.06	2.99	2.64	2.20
Allowance for loan losses as a percentage of total nonperforming loans	85	83	80	78	83
Loans past due 90 days or more and still accruing	$83	$101	$161	$210	$207

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$1,165	$1,194	$1,130	$982	$917
Loans transferred to nonaccrual (c)	245	266	361	419	241
Nonaccrual business loan gross charge-offs (d)	(174)	(217)	(226)	(242)	(153)
Loans transferred to accrual status (c)	—	—	(4)	—	(4)
Nonaccrual business loans sold (e)	(44)	(10)	(41)	(10)	(3)
Payments/Other (f)	(47)	(68)	(26)	(19)	(16)
Nonaccrual loans at end of period	$1,145	$1,165	$1,194	$1,130	$982

(a) Primarily loans to real estate investors and developers.
(b) Primarily loans secured by owner-occupied real estate.
(c) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(d) Analysis of gross loan charge-offs:

Nonaccrual business loans	$174	$217	$226	$242	$153
Performing watch list loans	—	—	1	1	—
Consumer and residential mortgage loans	10	15	18	14	8
Total gross loan charge-offs	$184	$232	$245	$257	$161

(e) Analysis of loans sold:

Nonaccrual business loans	$44	$10	$41	$10	$3
Performing watch list loans	12	1	24	6	—
Total loans sold	$56	$11	$65	$16	$3

(f)               Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31, 2010			December 31, 2009			March 31, 2009
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$21,015	$205	3.96%	$21,971	$212	3.84%	$27,180	$228	3.39%
Real estate construction loans	3,386	25	2.95	3,703	27	2.90	4,510	33	2.99
Commercial mortgage loans	10,387	107	4.18	10,393	110	4.19	10,431	109	4.22
Residential mortgage loans	1,632	22	5.41	1,664	21	5.01	1,846	26	5.66
Consumer loans	2,481	22	3.58	2,517	23	3.59	2,574	24	3.79
Lease financing	1,130	11	3.75	1,181	11	3.80	1,300	9	2.82
International loans	1,282	12	3.93	1,324	12	3.73	1,715	16	3.85
Business loan swap income	—	8	—	—	9	—	—	8	—
Total loans	41,313	412	4.04	42,753	425	3.95	49,556	453	3.70

Auction-rate securities available-for-sale	879	2	0.93	923	3	1.37	1,108	5	1.71
Other investment securities available-for-sale	6,503	60	3.72	7,664	51	2.67	9,018	105	4.82
Total investment securities available-for-sale	7,382	62	3.38	8,587	54	2.53	10,126	110	4.46

Federal funds sold and securities purchased under agreements to resell	—	—	—	1	—	0.29	57	—	0.32
Interest-bearing deposits with banks (a)	4,122	2	0.25	2,480	1	0.25	1,848	1	0.23
Other short-term investments	124	1	1.75	132	1	1.55	165	1	1.67
Total earning assets	52,941	477	3.65	53,953	481	3.55	61,752	565	3.71

Cash and due from banks	788			831			950
Allowance for loan losses	(1,058)			(1,048)			(832)
Accrued income and other assets	4,848			4,660			4,867
Total assets	$57,519			$58,396			$66,737

Money market and NOW deposits	$15,055	12	0.32	$14,113	14	0.39	$12,334	19	0.63
Savings deposits	1,384	—	0.07	1,376	—	0.08	1,278	1	0.18
Customer certificates of deposit	6,173	15	1.02	6,823	25	1.42	8,856	58	2.67
Total interest-bearing core deposits	22,612	27	0.50	22,312	39	0.69	22,468	78	1.41
Other time deposits	877	8	3.53	1,493	12	3.22	6,280	46	3.01
Foreign office time deposits	458	—	0.21	550	—	0.22	670	1	0.42
Total interest-bearing deposits	23,947	35	0.60	24,355	51	0.83	29,418	125	1.73

Short-term borrowings	234	—	0.11	222	—	0.09	2,362	2	0.29
Medium- and long-term debt	10,775	26	0.95	11,140	32	1.12	14,924	52	1.40
Total interest-bearing sources	34,956	61	0.71	35,717	83	0.92	46,704	179	1.55

Noninterest-bearing deposits	14,624			14,430			11,364
Accrued expenses and other liabilities	1,075			1,225			1,514
Total shareholders’ equity	6,864			7,024			7,155
Total liabilities and shareholders’ equity	$57,519			$58,396			$66,737

Net interest income/rate spread (FTE)		$416	2.94		$398	2.63		$386	2.16

FTE adjustment		$1			$2			$2

Impact of net noninterest-bearing sources of funds			0.24			0.31			0.37
Net interest margin (as a percentage of average earning assets) (FTE) (a)			3.18%			2.94%			2.53%

(a)          Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 24 basis points in the first quarter of 2010, and by 13 basis points and 7 basis points in the fourth and first quarters of 2009, respectively.  Excluding excess liquidity, the net interest margin would have been 3.42%, 3.07% and 2.60% in each respective period. See Reconciliation of Non-GAAP Financial Measures.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(in millions, except per share data)	2010	2009	2009	2009	2009

Commercial loans:
Floor plan	$1,351	$1,367	$857	$1,492	$1,763
Other	19,405	20,323	21,689	23,430	24,668
Total commercial loans	20,756	21,690	22,546	24,922	26,431
Real estate construction loans:
Commercial Real Estate business line (a)	2,741	2,988	3,328	3,500	3,711
Other business lines (b)	461	473	542	652	668
Total real estate construction loans	3,202	3,461	3,870	4,152	4,379
Commercial mortgage loans:
Commercial Real Estate business line (a)	1,880	1,824	1,678	1,728	1,659
Other business lines (b)	8,478	8,633	8,702	8,672	8,855
Total commercial mortgage loans	10,358	10,457	10,380	10,400	10,514
Residential mortgage loans	1,631	1,651	1,679	1,759	1,836
Consumer loans:
Home equity	1,769	1,803	1,804	1,801	1,791
Other consumer	703	708	740	761	786
Total consumer loans	2,472	2,511	2,544	2,562	2,577
Lease financing	1,120	1,139	1,197	1,234	1,232
International loans	1,306	1,252	1,355	1,523	1,655
Total loans	$40,845	$42,161	$43,571	$46,552	$48,624

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	6	7	8	9	10

Tier 1 common capital ratio (c) (d)	9.58%	8.18%	8.04%	7.66%	7.32%
Tier 1 risk-based capital ratio (d)	10.40	12.46	12.21	11.58	11.06
Total risk-based capital ratio (d)	14.93	16.93	16.79	15.97	15.36
Leverage ratio (d)	11.00	13.25	12.46	12.11	11.65
Tangible common equity ratio (c)	9.68	7.99	7.96	7.55	7.27

Book value per common share	$32.15	$32.27	$32.36	$32.78	$33.40
Market value per share for the quarter:
High	39.36	32.30	31.83	26.47	21.20
Low	29.68	26.49	19.94	16.03	11.72
Close	38.04	29.57	29.67	21.15	18.31

Quarterly ratios:
Return on average common shareholders’ equity	(5.61)%	(5.10)%	(1.27)%	(1.25)%	(1.90)%
Return on average assets	0.36	(0.19)	0.12	0.11	0.06
Efficiency ratio	66.45	70.68	67.14	72.75	66.61

Number of banking centers	449	447	444	441	440

Number of employees - full time equivalent	9,215	9,330	9,384	9,497	9,696

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) March 31, 2010 ratios are estimated.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	March 31,	December 31,	March 31,
(in millions, except share data)	2010	2009	2009

ASSETS
Cash and due from subsidiary bank	$14	$5	$15
Short-term investments with subsidiary bank	651	2,150	2,229
Other short-term investments	86	86	75
Investment in subsidiaries, principally banks	5,818	5,710	5,780
Premises and equipment	4	4	4
Other assets	206	186	216
Total assets	$6,779	$8,141	$8,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$989	$986	$999
Other liabilities	122	126	137
Total liabilities	1,111	1,112	1,136

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares at 12/31/09 and 3/31/09
Issued — 2,250,000 shares at 12/31/09 and 3/31/09	—	2,151	2,134
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 203,878,110 shares at 3/31/10 and 178,735,252 shares at 12/31/09 and 3/31/09	1,019	894	894
Capital surplus	1,468	740	727
Accumulated other comprehensive loss	(303)	(336)	(238)
Retained earnings	5,064	5,161	5,252
Less cost of common stock in treasury - 27,575,283 shares at 3/31/10, 27,555,623 shares at 12/31/09 and 27,580,899 shares at 3/31/09	(1,580)	(1,581)	(1,586)
Total shareholders’ equity	5,668	7,029	7,183
Total liabilities and shareholders’ equity	$6,779	$8,141	$8,319

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

					Accumulated
		Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2008	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	9	—	9
Other comprehensive income, net of tax	—	—	—	—	71	—	—	71
Total comprehensive income								80
Cash dividends declared on preferred stock	—	—	—	—	—	(57)	—	(57)
Cash dividends declared on common stock ($0.05 per share)	—	—	—	—	—	(7)	—	(7)
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	0.7	—	(12)	—	(33)	43	(2)
Share-based compensation	—	—	—	11	—	—	—	11
Other	—	—	—	6	—	—	—	6
BALANCE AT MARCH 31, 2009	$2,134	151.2	$894	$727	$(238)	$5,252	$(1,586)	$7,183

BALANCE AT DECEMBER 31, 2009	$2,151	151.2	$894	$740	$(336)	$5,161	$(1,581)	$7,029
Net income	—	—	—	—	—	52	—	52
Other comprehensive income, net of tax	—	—	—	—	33	—	—	33
Total comprehensive income								85
Cash dividends declared on preferred stock	—	—	—	—	—	(38)	—	(38)
Cash dividends declared on common stock ($0.05 per share)	—	—	—	—	—	(9)	—	(9)
Purchase of common stock	—	—	—	—	—	—	(2)	(2)
Issuance of common stock	—	25.1	125	724	—	—	—	849
Redemption of preferred stock	(2,250)	—	—	—	—	—	—	(2,250)
Redemption discount accretion on preferred stock	94	—	—	—	—	(94)	—	—
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	—	—	—	—	(3)	3	—
Share-based compensation	—	—	—	4	—	—	—	4
Other	—	—	—	—	—	—	—	—
BALANCE AT MARCH 31, 2010	$—	176.3	$1,019	$1,468	$(303)	$5,064	$(1,580)	$5,668

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

			Wealth &
(dollar amounts in millions)	Business	Retail	Institutional
Three Months Ended March 31, 2010	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$341	$130	$42	$(105)	$8	$416
Provision for loan losses	137	31	12	—	(5)	175
Noninterest income	76	44	60	12	2	194
Noninterest expenses	162	154	73	2	13	404
Provision (benefit) for income taxes (FTE)	29	(4)	6	(36)	1	(4)
Income from discontinued operations, net of tax	—	—	—	—	17	17
Net income (loss)	$89	$(7)	$11	$(59)	$18	$52
Net credit-related charge-offs	$137	$26	$10	$—	$—	$173

Selected average balances:
Assets	$31,293	$6,106	$4,862	$9,416	$5,842	$57,519
Loans	30,918	5,599	4,789	9	(2)	41,313
Deposits	17,750	16,718	2,791	1,218	94	38,571
Liabilities	17,711	16,678	2,777	12,601	888	50,655
Attributed equity	3,159	589	357	919	1,840	6,864

Statistical data:
Return on average assets (a)	1.13%	(0.17)%	0.92%	N/M	N/M	0.36%
Return on average attributed equity	11.24	(4.86)	12.50	N/M	N/M	(5.61)
Net interest margin (b)	4.48	3.18	3.53	N/M	N/M	3.18
Efficiency ratio	38.72	88.44	73.18	N/M	N/M	66.45

			Wealth &
	Business	Retail	Institutional
Three Months Ended December 31, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$343	$129	$42	$(125)	$9	$398
Provision for loan losses	179	36	19	—	22	256
Noninterest income	77	48	60	26	3	214
Noninterest expenses	165	161	76	2	21	425
Provision (benefit) for income taxes (FTE)	11	(8)	2	(39)	(6)	(40)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$65	$(12)	$5	$(62)	$(25)	$(29)
Net credit-related charge-offs	$183	$30	$12	$—	$—	$225

Selected average balances:
Assets	$32,655	$6,257	$4,841	$10,683	$3,960	$58,396
Loans	32,289	5,733	4,746	—	(15)	42,753
Deposits	16,944	17,020	2,849	1,892	80	38,785
Liabilities	16,903	16,978	2,837	13,722	932	51,372
Attributed equity	3,376	606	373	899	1,770	7,024

Statistical data:
Return on average assets (a)	0.80%	(0.27)%	0.38%	N/M	N/M	(0.19)%
Return on average attributed equity	7.70	(7.76)	4.91	N/M	N/M	(5.10)
Net interest margin (b)	4.21	3.02	3.50	N/M	N/M	2.94
Efficiency ratio	39.22	90.98	75.98	N/M	N/M	70.68

			Wealth &
	Business	Retail	Institutional
Three Months Ended March 31, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$312	$126	$36	$(99)	$11	$386
Provision for loan losses	177	23	10	—	(7)	203
Noninterest income	93	46	70	20	(6)	223
Noninterest expenses	157	161	75	4	—	397
Provision (benefit) for income taxes (FTE)	15	(5)	8	(33)	16	1
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$56	$(7)	$13	$(50)	$(3)	$9
Net credit-related charge-offs	$123	$26	$8	$—	$—	$157

Selected average balances:
Assets	$39,505	$6,875	$4,870	$12,703	$2,784	$66,737
Loans	38,527	6,284	4,750	(4)	(1)	49,556
Deposits	14,040	17,391	2,429	6,786	136	40,782
Liabilities	14,372	17,367	2,418	24,914	511	59,582
Attributed equity	3,345	658	340	1,177	1,635	7,155

Statistical data:
Return on average assets (a)	0.57%	(0.16)%	1.10%	N/M	N/M	0.06%
Return on average attributed equity	6.78	(4.48)	15.80	N/M	N/M	(1.90)
Net interest margin (b)	3.28	2.93	3.11	N/M	N/M	2.53
Efficiency ratio	38.55	94.01	74.09	N/M	N/M	66.61

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M — Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended March 31, 2010	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$205	$161	$79	$10	$40	$18	$(97)	$416
Provision for loan losses	81	59	17	3	23	(3)	(5)	175
Noninterest income	102	36	20	3	10	9	14	194
Noninterest expenses	186	105	60	9	21	8	15	404
Provision (benefit) for income taxes (FTE)	14	11	8	—	(10)	8	(35)	(4)
Income from discontinued operations, net of tax	—	—	—	—	—	—	17	17
Net income (loss)	$26	$22	$14	$1	$16	$14	$(41)	$52
Net credit-related charge-offs	$55	$64	$25	$10	$14	$5	$—	$173

Selected average balances:
Assets	$15,573	$13,175	$6,892	$1,576	$3,417	$1,628	$15,258	$57,519
Loans	15,332	12,980	6,704	1,576	3,126	1,588	7	41,313
Deposits	17,068	11,927	4,957	361	1,973	973	1,312	38,571
Liabilities	17,044	11,846	4,941	347	2,010	978	13,489	50,655
Attributed equity	1,446	1,315	670	164	352	158	2,759	6,864

Statistical data:
Return on average assets (a)	0.55%	0.67%	0.84%	0.17%	1.85%	3.50%	N/M	0.36%
Return on average attributed equity	7.09	6.68	8.66	1.60	17.97	36.09	N/M	(5.61)
Net interest margin (b)	4.86	5.04	4.79	2.54	5.23	4.64	N/M	3.18
Efficiency ratio	60.64	53.08	60.36	72.04	43.87	29.12	N/M	66.45

							Finance
					Other		& Other
Three Months Ended December 31, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$205	$163	$78	$10	$40	$18	$(116)	$398
Provision for loan losses	101	79	20	—	15	19	22	256
Noninterest income	106	33	23	3	11	9	29	214
Noninterest expenses	194	110	61	9	20	8	23	425
Provision (benefit) for income taxes (FTE)	4	—	7	1	(7)	—	(45)	(40)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$12	$7	$13	$3	$23	$—	$(87)	$(29)
Net credit-related charge-offs	$97	$85	$13	$4	$13	$13	$—	$225

Selected average balances:
Assets	$16,090	$13,484	$7,118	$1,608	$3,765	$1,688	$14,643	$58,396
Loans	15,811	13,289	6,934	1,613	3,458	1,663	(15)	42,753
Deposits	17,200	11,899	4,737	333	1,705	939	1,972	38,785
Liabilities	17,185	11,817	4,723	318	1,747	928	14,654	51,372
Attributed equity	1,529	1,386	691	176	401	172	2,669	7,024

Statistical data:
Return on average assets (a)	0.26%	0.21%	0.75%	0.63%	2.41%	0.06%	N/M	(0.19)%
Return on average attributed equity	3.17	2.00	7.73	5.72	22.60	0.58	N/M	(5.10)
Net interest margin (b)	4.73	4.85	4.46	2.57	4.57	4.22	N/M	2.94
Efficiency ratio	62.55	56.08	60.22	69.94	40.93	28.74	N/M	70.68

							Finance
					Other		& Other
Three Months Ended March 31, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$194	$146	$70	$11	$39	$14	$(88)	$386
Provision for loan losses	83	88	9	15	15	—	(7)	203
Noninterest income	127	36	21	3	14	8	14	223
Noninterest expenses	194	104	58	8	21	8	4	397
Provision (benefit) for income taxes (FTE)	15	(3)	9	(3)	(5)	5	(17)	1
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$29	$(7)	$15	$(6)	$22	$9	$(53)	$9
Net credit-related charge-offs	$54	$76	$8	$12	$6	$1	$—	$157

Selected average balances:
Assets	$19,139	$15,443	$8,069	$1,869	$4,553	$2,177	$15,487	$66,737
Loans	18,267	15,253	7,847	1,878	4,246	2,070	(5)	49,556
Deposits	16,697	10,640	4,198	253	1,359	713	6,922	40,782
Liabilities	17,012	10,571	4,212	245	1,415	702	25,425	59,582
Attributed equity	1,604	1,375	679	152	383	150	2,812	7,155

Statistical data:
Return on average assets (a)	0.62%	(0.18)%	0.72%	(1.29)%	1.93%	1.69%	N/M	0.06%
Return on average attributed equity	7.45	(1.98)	8.53	(15.87)	22.97	24.55	N/M	(1.90)
Net interest margin (b)	4.30	3.91	3.62	2.31	3.65	2.74	N/M	2.53
Efficiency ratio	60.06	57.17	64.43	61.06	43.82	33.86	N/M	66.61

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M — Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollar amounts in millions)	2010	2009	2009	2009	2009
Tier 1 capital (a) (b)	$6,311	$7,704	$7,735	$7,774	$7,760
Less:
Fixed rate cumulative perpetual preferred stock	—	2,151	2,145	2,140	2,134
Trust preferred securities	495	495	495	495	495
Tier 1 common capital (b)	$5,816	$5,058	$5,095	$5,139	$5,131
Risk-weighted assets (a) (b)	$60,680	$61,815	$63,355	$67,124	$70,135
Tier 1 common capital ratio (b)	9.58%	8.18%	8.04%	7.66%	7.32%

Total shareholders’ equity	$5,668	$7,029	$7,035	$7,093	$7,183
Less:
Fixed rate cumulative perpetual preferred stock	—	2,151	2,145	2,140	2,134
Goodwill	150	150	150	150	150
Other intangible assets	7	8	8	10	11
Tangible common equity	$5,511	$4,720	$4,732	$4,793	$4,888
Total assets	$57,106	$59,249	$59,590	$63,630	$67,370
Less:
Goodwill	150	150	150	150	150
Other intangible assets	7	8	8	10	11
Tangible assets	$56,949	$59,091	$59,432	$63,470	$67,209
Tangible common equity ratio	9.68%	7.99%	7.96%	7.55%	7.27%

	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income (FTE)	$416	$398	$387	$404	$386
Less:
Interest earned on excess liquidity (c)	3	2	2	1	1
Net interest income (FTE), excluding excess liquidity	$413	$396	$385	$403	$385
Average earning assets	$52,941	$53,953	$57,513	$59,522	$61,752
Less:
Average net unrealized gains on investment securities available-for-sale	62	107	102	239	212
Average earning assets for net interest margin (FTE)	52,879	53,846	57,411	59,283	61,540
Less:
Excess liquidity (c)	4,092	2,453	3,492	1,833	1,812
Average earning assets for net interest margin (FTE), excluding excess liquidity	$48,787	$51,393	$53,919	$57,450	$59,728
Net interest margin (FTE)	3.18%	2.94%	2.68%	2.73%	2.53%
Net interest margin (FTE), excluding excess liquidity	3.42	3.07	2.84	2.81	2.60
Impact of excess liquidity on net interest margin (FTE)	(0.24)	(0.13)	(0.16)	(0.08)	(0.07)

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) March 31, 2010 Tier 1 capital and risk-weighted assets are estimated.

(c) Excess liquidity represented by interest earned on and average balances deposited with the Federal Reserve Bank.